Amendment No. 1 dated October 12, 2011 to
TERMS SUPPLEMENT NO. 10 dated October 7, 2011

To Product Supplement No. 3 dated January 14, 2011

Prospectus Supplement and Prospectus dated February 4, 2010

Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-164694

EKSPORTFINANS ASA

Bear Market PLUS Based Inversely on the Value of the iShares® Russell 2000® Growth Index Fund due April   , 2012

Performance Leveraged Upside SecuritiesSM

MORGAN STANLEY STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based inversely upon the closing price of the underlying shares on the valuation date. The Bear Market PLUS are senior unsecured obligations of Eksportfinans ASA, will pay no interest, provide for a minimum payment of only 10% of principal at maturity and have the terms described in product supplement no. 3 for PLUS and the prospectus supplement and prospectus dated February 4, 2010, as supplemented or modified by this terms supplement. All payments on the Bear Market PLUS are subject to the credit risk of Eksportfinans ASA.

SUMMARY TERMS
Issuer:	Eksportfinans ASA
Maturity date:	April , 2012
Underlying shares:	iShares® Russell 2000® Growth Index Fund (IWO)
Aggregate principal amount:	$
Payment at maturity:	▪ If the final share price is less than the initial share price,
$10.00 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price,
$10.00 - upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10.00 x leverage factor x share percent decrease
Upside reduction amount:	$10.00 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of the one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Valuation date:	April , 2012, subject to postponement for non-trading days or certain market disruption events.
Leverage factor:	300%
Maximum payment at maturity:	$11.90 to $12.30 per Bear Market PLUS (119.0% to 123.0% of the stated principal amount), to be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10.0% of the stated principal amount)
Stated principal amount:	$10.00 per Bear Market PLUS
Issue price:	$10.00 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	October , 2011
Original issue date:	October , 2011 (3 business days after the trade date)
CUSIP:	28264M285
ISIN:	US28264M2851
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (MS & Co.), a wholly-owned subsidiary of Morgan Stanley.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837/

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10.00	$0.12	$9.88
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.12 for each PLUS they sell. For additional information, see “Supplemental Plan of Distribution” in the accompanying Product Supplement No. 3.
(2)	For additional information, see “Supplemental Plan of Distribution” in the Product Supplement No. 3.

"Performance Leveraged Upside Securities" and "PLUS" are the service marks of Morgan Stanley.

You should read this terms supplement together with the accompanying Product Supplement No. 3, the Prospectus Supplement and Prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. 3 dated January 14, 2011	Prospectus Supplement and Prospectus dated February 4, 2010.

MORGAN STANLEY

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Eksportfinans ASA, will pay no interest, provide for a minimum payment of only 10.00% of principal at maturity and have the terms described in product supplement no. 3, the prospectus supplement and the prospectus as supplemented by this terms supplement. At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of the underlying fund on the valuation date. The Bear Market PLUS are issued as part of Eksportfinans ASA’s U.S. Medium-Term Notes Program. All payments on the Bear Market PLUS are subject to the credit risk of Eksportfinans ASA.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2011	October , 2011 (3 business days after the pricing date)	April , 2012, subject to postponement as described below

Key Terms

Issuer:	Eksportfinans ASA
Underlying fund:	Shares of the iShares® Russell 2000® Growth Index Fund (IWO)

Aggregate principal amount:
Issue price:	$10.00 per Bear Market PLUS
Stated principal amount:	$10.00 per Bear Market PLUS
Denominations:	$10.00 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear market PLUS
Payment at maturity:	▪ If the final share price is less than the initial share price,
$10.00 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price,
$10.00 - upside reduction amount
This amount will be less than or equal to the stated principal amount of $10.00. In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10.00 x leverage factor x share percent decrease
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	300%
Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	April , 2012, subject to adjustment in the event of certain events affecting the underlying shares.
Maximum payment at maturity:	$11.90 to $12.30 per Bear Market PLUS (119.0% to 123.0% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10.0% of the stated principal amount)
Postponement of maturity date:	If the scheduled valuation date is not trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page TS-6.

TS-2

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	28264M285
ISIN:	US28264M2851
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:

Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this characterization of the Bear Market PLUS is respected, and subject to the discussion under “Taxation in the United States” in the accompanying product supplement no. 3, prospectus supplement and prospectus, the following U.S. federal income tax consequences should result.

▪    A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪    Upon sale, exchange, or settlement of the Bear Market PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS. Such gain or loss should be short-term capital gain or loss.

Notwithstanding the discussion in the accompanying product supplement for PLUS in the second paragraph under "Taxation in the United States – Recently Enacted Legislation", legislation enacted in 2010 that expanded the scope of information reporting and backup withholding requirements was repealed and such legislation will not apply to payments under the PLUS.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the U.S. tax discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “Taxation in the United States” in the accompanying product supplement for PLUS, prospectus supplement and prospectus and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, information reporting and backup withholding requirements and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Calculation agent:	MS & Co.
Use of proceeds and hedging:

The net proceeds from the sale of the Bear Market PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the payment at maturity of the Bear Market PLUS.

The hedging activity discussed above may adversely affect the market value of the Bear Market PLUS from time to time and the payment at maturity you will receive on the Bear Market PLUS at maturity. See “Risk Factors—Hedging transactions may affect the return on the Bear Market PLUS” for a discussion of these adverse effects.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This terms supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement no. 3, the prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

TS-3

How Bear Market PLUS Work

Payoff Diagram

The hypothetical payoff diagram below illustrates the payment at maturity on the Bear Market PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10.00 per Bear Market PLUS
Leverage factor:	300%
Hypothetical Maximum payment at maturity:	$12.10 per Bear Market PLUS (121.0% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10.0% of the stated principal amount)

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of the Bear Market PLUS. Actual terms will vary for the Bear Market PLUS.

How it works

▪	If the final share price is less than the initial share price, then investors receive the $10.00 stated principal amount plus 300% of the decline in the underlying shares over the term of the Bear Market PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a share price value of 93.0% of the initial share price.
▪	If the underlying shares depreciate 3.0%, the investor would receive a 9.0% return, or $10.90.
▪	If the underlying shares depreciate 10.0%, the investor would receive the hypothetical maximum payment at maturity of 121.0% of the stated principal amount, or $12.10.
▪	If the final share price is greater than or equal to the initial share price, the investor would receive an amount less than or equal to the $10.00 stated principal amount, based on a 1.0% loss of principal for each 1.0% increase in the underlying shares, subject to the minimum payment at maturity of $1.00.
▪	If the underlying shares appreciate 10.0%, the investor would lose 10.0% of its principal and receive only $9.00 per Bear Market PLUS at maturity, or 90.0% of the stated principal amount.
▪	If the underlying shares appreciate 95.0%, the investor would receive the minimum payment at maturity of 10.0% of the stated principal amount, or $1.00.

TS-4

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is less than the initial share price, investors will receive for each $10.00 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

subject to the hypothetical maximum payment at maturity of $12.10 or 121.0% of the stated principal amount of $10.00 for each Bear Market PLUS,

where,

and

If the final share price is greater than or equal to the initial share price, investors will receive for each $10.00 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

subject to the minimum payment at maturity of $1.00, or 10.0% of the stated principal amount of $10.00 for each Bear Market PLUS,

where,

and

Because the upside reduction amount will be greater than or equal to $0.00, the payment at maturity in this case will be less than or equal to $10.00, subject to the minimum payment at maturity.

TS-5

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-19 of product supplement no. 3, the risks described under “Risk Factors—Risks relating to index linked notes or notes linked to certain assets” beginning on page S-6 in the accompanying prospectus and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

▪	Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 10.0% of principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and provide for a minimum payment at maturity of only 10.0% of the stated principal amount at maturity. If the final share price is greater than the initial share price, the payout at maturity for the Bear Market PLUS will be an amount in cash that is less than the $10.00 stated principal amount of the PLUS by an amount proportionate to the percentage increase in the price of the underlying shares on the valuation date above the initial share price, subject to the minimum payment at maturity.
▪	Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity as specified on the cover of this terms supplement. Although the leverage factor provides 300% exposure to any decline in the price of the underlying shares on the valuation date below the initial share price, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final share price, as a percentage of the initial share price, decreases from the initial share price.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which the Agent may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor and the creditworthiness of the issuer. The price of the underlying shares may be, and has recently been, volatile, and we can give no assurances that the volatility will lessen. See "Historical Information" on page TS-9. You may receive less, and possibly significantly less, than the stated principal per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.
▪	The Bear Market PLUS are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on Eksportfinans’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Eksportfinans and to changes in the market’s view of Eksportfinans’s creditworthiness.
▪	Investing in the Bear Market PLUS is not equivalent to taking a short position with respect to the underlying shares or the stocks underlying the Russell 2000® Growth Index. Investing in the Bear Market PLUS is not equivalent to taking a short position with respect to the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.
▪	Adjustments to the underlying shares or to the Russell 2000® Growth Index could adversely affect the value of the Bear Market PLUS. The investment adviser to the iShares® Russell 2000® Growth Index Fund, BlackRock Fund Advisors (the Investment Adviser), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Growth Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Russell 2000® Growth Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Bear Market PLUS. Russell Investments, a subsidiary of Russell Investment Group is responsible for calculating and maintaining the share underlying index. Russell Investments may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and consequently, the price of the underlying shares and the value of the Bear Market PLUS.
▪	The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. The iShares® Russell 2000® Growth Index Fund generally invests at least 90% of its assets in securities of the share underlying index and in depositary receipts representing securities of the Russell 2000® Growth Index. The iShares® Russell 2000® Growth Index Fund may invest the remainder of its assets in securities not included in the Russell 2000® Growth Index but which the Investment Adviser believes will help the iShares® Russell 2000® Growth Index Fund track the Russell 2000® Growth Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

TS-6

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Bear Market PLUS. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.
▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 (together, the Tax Disclosure Sections) concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS. If the Internal Revenue Service (the IRS) were successful in asserting an alternative characterization or treatment, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, the Bear Market PLUS could be characterized as short-term debt securities, as discussed in the accompanying prospectus under "Taxation in the United States – U.S. Federal income tax consequences to U.S. holders – Short-term debt securities". The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this terms supplement, the accompanying product supplement, prospectus supplement and prospectus.
▪	The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bear Market PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bear Market PLUS. Even if there is a secondary market, it may not provide sufficient liquidity. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity. Accordingly, you should be willing to hold your Bear Market PLUS to maturity.
▪	Potential adverse economic interest of the calculation agent. As calculation agent, MS & Co. will determine the initial index value, the final index value, the payment at maturity and whether a market disruption event has occurred. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.
▪	Hedging and trading activity could potentially adversely affect the value of the Bear Market PLUS. The hedging or trading activities of the issuer, MS & Co., or any of their respective affiliates on or prior to the trade date and prior to maturity could adversely affect the value of the underlying index for the Bear Market PLUS and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity. Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial index value and, therefore could increase the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS. Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.
▪	There is no affiliation between the fund share issuers and us, and we are not responsible for any disclosure by the fund share issuers. We are not affiliated with the issuers of the shares of the underlying fund. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the fund share issuers. You, as an investor in your Bear Market PLUS, should make your own investigation into the fund shares and the fund share issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the Bear Market PLUS. See “Underlying Fund Overview” above for certain information about the underlying index.

The fund share issuers are not involved in this offering of your Bear Market PLUS in any way and have no obligation of any sort with respect to your Bear Market PLUS. Thus, the fund share issuers have no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your Bear Market PLUS.

TS-7

Information about the Underlying Index

The iShares® Russell 2000® Growth Index Fund. The iShares® Russell 2000® Growth Index Fund is an exchange-traded fund managed by iShares Trust (iShares), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® Growth Index Fund. BlackRock Fund Advisors is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Growth Index. Information provided to or filed with the Securities and Exchange Commission (the Commission) by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This terms supplement relates only to the Bear Market PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this terms supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Bear Market PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Bear Market PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor the agent or any of its affiliates makes any representation to you as to the performance of the underlying shares.

We, the agent and/or its affiliates may presently or from time to time engage in business with iShares. In the course of such business, we, the agent and/or its affiliates may acquire non-public information with respect to iShares, and neither we nor the agent or any of its affiliates undertake to disclose any such information to you. In addition, one or more of the agent's affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Bear Market PLUS under the securities laws. As a prospective purchaser of the Bear Market PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares is a registered mark of BlackRock Institutional Trust Company, N.A. (BTC). The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in the Bear Market PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Bear Market PLUS.

The Russell 2000® Growth Index. The Russell 2000® Growth Index is a sub-group of the Russell 2000® Index, which is an index calculated, published and disseminated by Russell Investment Group. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market and measures the composite price performance of stocks of 2,000 companies (the Russell 2000 Component Stocks) incorporated in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. For more information about the Russell 2000® Growth Index, see “Annex A – The Russell 2000® Growth Index” to this pricing supplement.

TS-8

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2006 through October 5, 2011. The related graph sets forth the daily closing shares of the underlying shares for the same period. The closing price of the underlying shares on October 5, 2011 was $75.25. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® Russell 2000® Growth Index Fund	High	Low	Period End
2006
First Quarter	79.70	71.10	79.70
Second Quarter	81.29	68.00	73.51
Third Quarter	74.63	67.09	72.39
Fourth Quarter	80.34	71.41	78.58
2007
First Quarter	83.71	76.40	80.06
Second Quarter	87.16	80.80	85.85
Third Quarter	88.71	79.61	85.14
Fourth Quarter	90.58	79.64	83.48
2008
First Quarter	82.10	68.36	72.45
Second Quarter	82.68	73.16	76.16
Third Quarter	81.52	68.95	70.70
Fourth Quarter	69.67	39.90	50.86
2009
First Quarter	53.06	37.98	45.98
Second Quarter	58.44	46.57	56.69
Third Quarter	67.12	53.30	65.42
Fourth Quarter	69.05	61.11	68.07
2010
First Quarter	74.90	63.83	73.24
Second Quarter	78.87	66.57	66.57
Third Quarter	75.05	64.46	74.74
Fourth Quarter	88.83	74.08	87.42
2011
First Quarter	95.34	86.08	95.34
Second Quarter	98.82	88.34	94.85
Third Quarter	98.53	73.47	73.47
Fourth Quarter (through October 5, 2011)	75.25	69.71	75.25

TS-9

Annex A

The Russell 2000® Growth Index

The Russell 2000® Growth Index is a sub-group of the Russell 2000® Index, which is an index calculated, published and disseminated by Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies (the Russell 2000 Component Stocks) incorporated in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Growth Index. The Russell 2000 Growth Index is a sub-group of the Russell 2000 Index. To be eligible for inclusion in the Russell 2000 Index, and, consequently, the Russell 2000 Growth Index, a company’s stocks must be listed on May 31 of a given year and Russell Investment Group must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 2000 Index and, consequently, the Russell 2000 Growth Index. The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.

Russell Investment Group uses a “non-linear probability” method to assign stocks to the growth and value style indices. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 yr) and sales per share historical growth (5 yr). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 2000 Index. The stocks in the Russell 2000 Index are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 yr) and sales per share historical growth (5 yr). These rankings are converted to standardized units and combined to produce a Composite Value Score (CVS). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 2000 Index.

TS-10

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indices to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, we increase its weight to 100% in that index. This rule eliminates many small weightings and makes passive management easier.

The Russell 2000® Growth Index, along with the Russell 2000® Index, is reconstituted annually to reflect changes in the marketplace. The CVS for each company in the Russell 2000® Index is determined annually based on data as of May 31. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Growth Index reflects changes in the capitalization, or market value, of the Russell 2000® Component Stocks relative to the capitalization on a base date. The current Russell 2000® Growth Index value is calculated by adding the market values, according to the methodology discussed above, of the Russell 2000® Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Growth Index on the base date of December 31, 1986. To calculate the Russell 2000® Growth Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Growth Index. In order to provide continuity for the Russell 2000® Growth Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization.

▪	ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;
▪	Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index (including Russell global indexes), this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;
▪	Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms unless these firms have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included with the officers/directors group;
▪	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;
▪	Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and
▪	Government holdings:
▪	Direct government holders – holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;
▪	Indirect government holders – shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and
▪	Government pensions – holdings by government pension plans are considered institutional holdings and will not be removed from available shares.

TS-11

Corporate Actions Affecting the Russell 2000® Growth Index. The following summarizes the types of Russell 2000® Growth Index maintenance adjustments and indicates whether or not an index adjustment is required:

▪	“No Replacement” Rule – Securities that leave the Russell 2000® Growth Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Growth Index over the past year will fluctuate according to corporate activity.
▪	Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange. When deleting stocks from the Russell 2000® Growth Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.
▪	When acquisitions or mergers take place within the Russell 2000® Growth Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.
▪	Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Growth Index at the latest reconstitution.
▪	Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Growth Index. Each month, the Russell 2000® Growth Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Growth Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Growth Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

License Agreement between Russell Investment Group and Morgan Stanley. Russell Investment Group and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000® Growth Index, which is owned and published by Russell Investment Group, in connection with securities, including the Bear Market PLUS. Eksportfinans ASA is or will be a sublicense to this license agreement.

The license agreement between Russell Investment Group and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Russell Investment Group. Russell Investment Group makes no representation or warranty, express or implied, to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly or the ability of the Russell 2000® Growth Index to track general stock market performance or a segment of the same. Russell Investment Group’s publication of the Russell 2000® Growth Index in no way suggests or implies an opinion by Russell Investment Group as to the advisability of investment in any or all of the securities upon which the Russell 2000® Growth Index is based. Russell Investment Group’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investment Group and of the Russell 2000® Growth Index, which is determined, composed and calculated by Russell Investment Group without regard to Morgan Stanley or the Bear Market PLUS. Russell Investment Group is not responsible for and has not reviewed the Bear Market PLUS nor any associated literature or publications and Russell Investment Group makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell Investment Group reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Growth Index. Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the Bear Market PLUS.

TS-12

RUSSELL INVESTMENT GROUP DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENT GROUP SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL INVESTMENT GROUP MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL INVESTMENT GROUP MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENT GROUP HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Morgan Stanley. The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the Bear Market PLUS.

TS-13